                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 6 )*
                                            ---

                        LASERMASTER TECHNOLOGIES, INC.
                               (Name of Issuer)

                                 COMMON STOCK
                        ------------------------------
                        (Title of Class of Securities)

                                   517919106
                                --------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see this Notes).



                       (Continued on following page(s))



                                                               Page 1 of 4 Pages
                                                                        ---
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-----------------------                                  ---------------------
  CUSIP NO. 517919106                   13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Melvin L. Masters

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            519,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             519,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      519,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                                               Page 3 of 4 Pages



Item 1(a): Name of Issuer:
-------------------------

           LASERMASTER TECHNOLOGIES, INC.

Item 1(b): Address of Issuer's Principal Executive Offices:
----------------------------------------------------------

           7090 Shady Oak Road
           Eden Prairie, MN 55344

Item 2(a): Name of Person(s) Filing:
-----------------------------------

           Melvin L. Masters

Item 2(b): Address of Principal Business Office:
-----------------------------------------------

           7090 Shady Oak Road
           Eden Prairie, MN 55344

Item 2(c): Citizenship:
----------------------

           United States

Item 2(d): Title of Class of Securities:
---------------------------------------

           COMMON STOCK

Item 2(e): CUSIP Number:
-----------------------

           517919 10 6

Item 3:    If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b),
---------------------------------------------------------------------------
           check whether person filing is a:
           --------------------------------

           Not Applicable

Item 4:    Ownership
--------------------

      (a)  Amount Beneficially owned:                       519,000
      (b)  Percent of class:                                3.7%
      (c)  Number of shares as to which such person has:

                   (i)   sole voting power      519,000
                   (ii)  shared voting power        -0-
                   (iii) sole power to dispose or direct      519,000
                   (iv)  shared power to dispose or direct        -0-

                                                               Page 4 of 4 Pages


Item 5    Ownership of 5% or Less of a Class:
--------------------------------------------
          Not Applicable

Item 6    Ownership of More than 5% on Behalf of Another Person:
---------------------------------------------------------------
          Not Applicable


Item 7    Identification and Classification of the Subsidiary Which Acquired the
--------------------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company
          --------------------------------------------------------
          Not Applicable


Item 8    Identification and Classification of Members of the Group:
-------------------------------------------------------------------
          Not Applicable


Item 9    Notice of Dissolution of the Group:
--------------------------------------------
          Not Applicable


Item 10   Certification
-----------------------

          Not Applicable


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     February 12, 1997


/s/ Melvin L. Masters
----------------------------------------------
(signature)


Melvin L. Masters
----------------------------------------------
(name printed/title)